SUB-ITEM 77Q1(e)

                                AMENDMENT NO. 1
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of July 1, 2004, amends the Master Investment Advisory Agreement (the "Agreement"), dated November 25, 2003, between AIM Treasurer's Series Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to reduce the Advisory Fee for INVESCO U.S. Government Money Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix B to the Agreement is hereby deleted in its entirety and replaced with the following:

                                  "APPENDIX B
                          COMPENSATION TO THE ADVISOR

         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                       INVESCO U.S. GOVERNMENT MONEY FUND
NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------
First $300 million.............................................    0.40%
Next $200 million..............................................    0.30%
Over $500 million..............................................    0.20%


                           INVESCO STABLE VALUE FUND
NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------
All Assets.....................................................    0.60%"


         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                                AIM TREASURER'S SERIES TRUST


Attest:   /s/ John H. Lively                    By:    /s/ Robert H. Graham
          ------------------------------               ------------------------
              Assistant Secretary                         Robert H. Graham
                                                          President


(SEAL)


                                                A I M ADVISORS, INC.


Attest:   /s/ John H. Lively                    By:    /s/ Mark H. Williamson
          ------------------------------               ------------------------
              Assistant Secretary                         Mark H. Williamson
                                                          President


(SEAL)

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